UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2024

DIGITALBRIDGE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of Principal Executive Offices, Including Zip Code)
(561) 544-7475
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value	DBRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, $0.01 par value	DBRG.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, $0.01 par value	DBRG.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, $0.01 par value	DBRG.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
CFO Transition

On March 18, 2024, Thomas H. Mayrhofer was appointed the Chief Financial Officer and Treasurer of DigitalBridge Group, Inc. (the “Company”), completing the previously announced transition of duties and responsibilities from Jacky Wu, the Company’s former Chief Financial Officer and Treasurer, in accordance with the terms of the employment agreement between the Company and Mr. Mayrhofer dated as of November 27, 2023. The terms of Mr. Mayrhofer’s employment were previously disclosed in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) by the Company on December 1, 2023, which is incorporated herein by reference. Mr. Wu ceased to serve as the Company’ Executive Vice President, Chief Financial Officer and Treasurer on May 18, 2024 and has agreed to continue to serve as an employee of the Company providing strategic advice through June 30, 2024 pursuant to the employment agreement between the Company and Mr. Wu dated as of November 13, 2023.

Form of Equity Award Agreements

On March 15, 2024, the Company granted time-based vesting restricted stock and performance-based vesting restricted stock units (“PSUs”) to its executive officers under the Company's 2014 Omnibus Stock Incentive Plan pursuant to the Company’s 2024 long-term equity incentive program (the “2024 Grants”). The restricted stock award agreement provides for time-based vesting in equal annual installments over a three-year period, subject to continued employment or service. The PSU award agreement provides for vesting to be based upon the achievement of specified financial performance by the Company over a three year period as established by the compensation committee of the board of directors of the Company, with a relative total shareholder return (“TSR”) modifier and an absolute TSR cap (to the extent that the Company’s TSR is negative), subject to continued employment or service. The foregoing description of the form of award agreements for the restricted stock and PSUs does not purport to be complete and is qualified in its entirety by reference to such agreements, which are attached hereto as Exhibits 10.1 and 10.2, and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
The Company has prepared a corporate presentation (the “Corporate Presentation”) which will be available on the Company’s website on March 21, 2024. A copy of the Corporate Presentation is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The Corporate Presentation includes a definition of company-wide Fee Related Earnings (“FRE”), which is a non-GAAP measure that the Company intends to report on an ongoing basis now that the Company has completed the transition to investment management as its sole line of business. The Company’s Earnings Presentation filed as an exhibit to the Form 8-K filed by the Company with the SEC on February 20, 2024 (the “Earnings Release”) included a footnote on pages 22 and 28 which stated that “FRE on a company-wide basis is the equivalent of Adjusted EBITDA on a company-wide basis as currently defined” which has been corrected in the Corporate Presentation to state that FRE and Adjusted EBITDA are non-GAAP metrics that are not directly equivalent due to the inclusion or exclusion of certain corporate income and expense items. The presentation of FRE in the Corporate Presentation updates and supersedes the Company’s prior presentation of and historical reporting on this metric in any prior filings, including the Earnings Release.

Use of Website to Distribute Material Company Information

The Company’s website address is www.digitalbridge.com. The Company uses its website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company, is routinely posted on and accessible on the Shareholders subpage of its website, which is accessible by clicking on the tab labeled “Shareholders” on the website home page. The Company also uses its website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission disclosing the same information. Therefore, investors should look to the Shareholders subpage of the Company’s website for important and time-critical information. Visitors to the Company’s website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Shareholders subpage of the website.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Restricted Stock Agreement
10.2	Form of Performance Restricted Stock Unit Agreement
99.1	Corporate Presentation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 21, 2024	DIGITALBRIDGE GROUP, INC.

		By:	/s/ Thomas Mayrhofer
Thomas Mayrhofer
Chief Financial Officer and Treasurer